Exhibit 99.5

FORM 51-102F3

Material Change Report

Item 1	Name and Address of Company

Village Farms International, Inc. (“Village Farms”)

4700 - 80th Street

Delta, British Columbia

V4K 3N3

Item 2	Date of Material Change

March 2, 2020.

Item 3	News Release

News releases relating to the material change, attached hereto as Schedule “A”, were disseminated through the facilities of CNW Group on March 3, 2020 and March 9, 2020 and were subsequently filed on the System for Electronic Document Analysis and Retrieval (collectively, the “News Releases”).

Item 4	Summary of Material Change

Village Farms entered into a settlement agreement with Emerald Health Therapeutics (“Emerald”) in order to settle all outstanding disputes with respect to their joint venture for large-scale, low-cost, high-quality cannabis production, Pure Sunfarms Corp. (“Pure Sunfarms”).

Item 5	Full Description of Material Change

5.1 - Full Description of Material Change

Village Farms entered into a settlement agreement with Emerald in order to settle all outstanding disputes with respect to their joint venture for large-scale, low-cost, high-quality cannabis production, Pure Sunfarms. Under the terms of the settlement:

•

The 5,940,000 common shares of Pure Sunfarms that were placed in escrow pending Emerald’s C$5.94 million equity contribution to Pure Sunfarms (originally due in November 2019) were cancelled, effective as of November 19, 2019, and Village Farms and Emerald ceased arbitration proceedings on the matter;

•

Emerald forfeited and waived repayment by Pure Sunfarms of a C$13.0 million shareholder loan to Pure Sunfarms (plus accrued interest of C$1.1 million) and Emerald issued a promissory note to Pure Sunfarms in the amount of C$952,237;

•	Pure Sunfarms released Emerald from all liability arising from their supply agreement under which Emerald had the provision to purchase 40% of Pure Sunfarms’ aggregate production in 2018 and 2019;

•	Emerald transferred 2.5% of additional equity in Pure Sunfarms to Village Farms;

•

Pure Sunfarms and Emerald released each other from a supply agreement under which Emerald had the provision to purchase 25% of Pure Sunfarms’ aggregate cannabis production from the Delta facilities in 2020, 2021 and 2022; and

•	Village Farms and Emerald mutually released each other from all claims related to or arising from the disputes.

The net impact of the settlement on the ownership of Pure Sunfarms is that as of December 31, 2019, Village Farms will have owned 53.5% of Pure Sunfarms and Emerald will have owned 46.5% of Pure Sunfarms.

In addition, Village Farms made an additional equity contribution to Pure Sunfarms of C$8.0 million in 2020. In accordance with the terms of the settlement, Village Farms received additional shares in Pure Sunfarms to reflect this additional equity contribution (the “New PSF Shares”). Upon closing of the transactions contemplated in the settlement agreement on March 6, 2020, including the treasury issuance of the New PSF Shares, Village Farms owned 57.4% of Pure Sunfarms.

Pure Sunfarms will recognize C$8.1 million in sales (resulting in C$8.1 million in EBITDA) in 2019 generated by its previous supply agreement with Emerald that it was previously unable to recognize. Any incremental financial impact will be recognized by Pure Sunfarms in the first quarter of 2020.

These transactions closed on March 6, 2020.

Please see the News Releases for a full description of the material change.

5.2 - Disclosure for Restructuring Transactions

Not applicable.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

No information has been omitted from this report on the basis that it is confidential information.

Item 8	Executive Officer

For further information, please contact Stephen C. Ruffini, Executive Vice President and Chief Financial Officer, at (407) 936-1190, ext. 340.

Item 9	Date of Report

March 12, 2020.

Schedule “A”